Exhibit 77(i)

                       Terms of new or amended securities

Lord Abbett Income Strategy Fund and Lord Abbett World Growth & Income Strategy Fund (Class A, B, C, P & Y shares), each a portfolio of Lord Abbett Investment Trust, were declared effective with the SEC on June 29, 2005.